Verisign Reports Fourth Quarter and Full Year 2024 Results

RESTON, VA - Feb. 6, 2025 - VeriSign, Inc. (NASDAQ: VRSN), a global provider of critical internet infrastructure and domain name registry services, today reported financial results for the fourth quarter and full year 2024.

Fourth Quarter Financial Results
VeriSign, Inc. and subsidiaries (“Verisign”) reported revenue of $395 million for the fourth quarter of 2024, up 3.9 percent from the same quarter in 2023. Operating income was $264 million for the fourth quarter of 2024, compared to $256 million for the same quarter of 2023. Verisign reported net income of $191 million and diluted earnings per share (diluted “EPS”) of $2.00 for the fourth quarter of 2024, compared to net income of $265 million and diluted EPS of $2.60 for the same quarter in 2023. Net income for the fourth quarter of 2023 included the recognition of certain income tax benefits that were noted in the Q4 2023 earnings release issued on Feb. 8, 2024, which increased net income by $69.3 million and increased diluted EPS by $0.68.

2024 Financial Results
Verisign reported revenue of $1.56 billion for 2024, up 4.3 percent from 2023. Operating income was $1.06 billion for 2024 compared to $1.00 billion in 2023. Verisign reported net income of $786 million and diluted EPS of $8.00 for 2024, compared to net income of $818 million and diluted EPS of $7.90 in 2023. Net income for the full year of 2023 included the recognition of certain income tax benefits, noted above, which increased net income by $69.3 million and increased diluted EPS by $0.67.

“In 2024 we extended our unparalleled record of uninterrupted availability for .com and .net resolution to more than 27 years. We also successfully renewed our .com registry agreement with ICANN and the Cooperative Agreement with the National Telecommunications and Information Administration,” said Jim Bidzos, Executive Chairman and Chief Executive Officer.

Financial Highlights

•Verisign ended 2024 with cash, cash equivalents, and marketable securities of $600 million, a decrease of $326 million from year-end 2023.
•Cash flow from operations was $232 million for the fourth quarter of 2024 and $903 million for the full year of 2024 compared with $204 million for the same quarter in 2023 and $854 million for the full year of 2023.
•Deferred revenues as of Dec. 31, 2024, totaled $1.30 billion, an increase of $58 million from year-end 2023.
•During the fourth quarter of 2024, Verisign repurchased 1.4 million shares of its common stock for $260 million. During the full year of 2024, Verisign repurchased 6.6 million shares of its common stock for $1.21 billion. As of Dec. 31, 2024, there was $1.02 billion remaining for future share repurchases under the share repurchase program which has no expiration date.

Business Highlights

•On Nov. 27, 2024, Verisign announced the renewal of the .com Registry Agreement with the Internet Corporation for Assigned Names and Numbers (ICANN), pursuant to which Verisign will remain the sole registry operator for the .com registry through Nov. 30, 2030.
•On Nov. 29, 2024, the National Telecommunications and Information Administration (NTIA) announced the renewal of the Cooperative Agreement with Verisign for a six-year term.
•Verisign ended the fourth quarter of 2024 with 169.0 million .com and .net domain name registrations in the domain name base, a 2.1 percent decrease from the end of the fourth quarter of 2023, and a net decrease of 0.5 million registrations during the fourth quarter of 2024.
•In the fourth quarter of 2024, Verisign processed 9.5 million new domain name registrations for .com and .net, as compared to 9.0 million for the same quarter in 2023.
•The final .com and .net renewal rate for the third quarter of 2024 was 72.2 percent compared to 73.5 percent for the same quarter in 2023. Renewal rates are not fully measurable until 45 days after the end of the quarter.

Today’s Conference Call
Verisign will host a live conference call today at 4:30 p.m. (EST) to review the fourth quarter and full year 2024 results. The call will be accessible by direct dial at (888) 676-VRSN (U.S.) or (786) 789-4797 (international), conference ID: Verisign. A listen-only live web cast of the conference call and accompanying slide presentation will also be available at https://investor.verisign.com. An audio archive of the call will be available at https://investor.verisign.com/events.cfm. This news release and the financial information discussed on today’s conference call are available at https://investor.verisign.com.

About Verisign
Verisign (NASDAQ: VRSN), a global provider of critical internet infrastructure and domain name registry services, enables internet navigation for many of the world’s most recognized domain names. Verisign helps enable the security, stability, and resiliency of the Domain Name System and the internet by providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce. To learn more please visit verisign.com.

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, attempted security breaches, cyber-attacks, and DDoS attacks against our systems and services; the introduction of undetected or unknown defects in our systems or services; vulnerabilities in the global routing system; system interruptions or system failures; damage or interruptions to our data centers, data center systems or resolution systems; risks arising from our operation of root servers and our performance of the Root Zone Maintainer functions; any loss or modification of our right to operate the .com and .net gTLDs; changes or challenges to the pricing provisions of the .com Registry Agreement; new or existing governmental laws and regulations in the U.S. or other applicable non-U.S. jurisdictions; new laws, regulations, directives or ICANN policies that require us to obtain and maintain personal information of registrants; economic, legal, regulatory, and political risks associated with our international operations; unfavorable changes in, or interpretations of, tax rules and regulations; risks from the adoption of ICANN’s consensus and temporary policies, technical standards and other processes; the weakening of, changes to, the multi-stakeholder model of internet governance; the outcome of claims, lawsuits, audits or investigations; lower economic growth, particularly in China; our ability to compete in the highly competitive business environment in which we operate; changes in internet practices and behavior and the adoption of substitute technologies, or the negative impact of wholesale price increases; our ability to expand our services into developing and emerging economies; our ability to maintain strong relationships with registrars and their resellers; our ability to attract, retain and motivate highly skilled employees; and our ability to protect and enforce our intellectual property rights. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2023, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, when filed, our Annual Report on Form 10-K for the year ended Dec. 31, 2024. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-3447
Media Relations: David McGuire, davmcguire@verisign.com, 703-948-3800

©2025 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.

VERISIGN, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except par value)
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$206.7	$240.1
Marketable securities	393.2	686.3
Other current assets	63.9	61.9
Total current assets	663.8	988.3
Property and equipment, net	224.5	233.2
Goodwill	52.5	52.5
Deferred tax assets	281.3	301.0
Deposits to acquire intangible assets	145.0	145.0
Other long-term assets	39.4	29.0
Total long-term assets	742.7	760.7
Total assets	$1,406.5	$1,749.0
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$257.8	$257.4
Deferred revenues	973.5	931.1
Current senior notes	299.8	—
Total current liabilities	1,531.1	1,188.5
Long-term deferred revenues	330.7	315.0
Long-term senior notes	1,492.5	1,790.2
Long-term tax and other liabilities	10.1	36.3
Total long-term liabilities	1,833.3	2,141.5
Total liabilities	3,364.4	3,330.0
Commitments and contingencies
Stockholders’ deficit:
Preferred stock—par value $.001 per share; Authorized shares: 5.0; Issued and outstanding shares: none	—	—
Common stock and additional paid-in capital—par value $.001 per share; Authorized shares: 1,000.0; Issued shares: 355.2 at December 31, 2024 and 354.9 at December 31, 2023; Outstanding shares: 95.0 at December 31, 2024 and 101.3 at December 31, 2023	10,645.3	11,808.0
Accumulated deficit	(12,600.7)	(13,386.4)
Accumulated other comprehensive loss	(2.5)	(2.6)
Total stockholders’ deficit	(1,957.9)	(1,581.0)
Total liabilities and stockholders’ deficit	$1,406.5	$1,749.0

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$395.4	$380.4	$1,557.4	$1,493.1
Costs and expenses:
Cost of revenues	48.4	48.5	191.4	197.3
Research and development	24.9	22.9	96.7	91.0
Selling, general and administrative	58.3	52.7	211.1	204.2
Total costs and expenses	131.6	124.1	499.2	492.5
Operating income	263.8	256.3	1,058.2	1,000.6
Interest expense	(18.8)	(18.8)	(75.3)	(75.3)
Non-operating income, net	3.1	14.1	39.0	51.2
Income before income taxes	248.1	251.6	1,021.9	976.5
Income tax (expense) benefit	(56.6)	13.1	(236.2)	(158.9)
Net income	191.5	264.7	785.7	817.6
Other comprehensive (loss) income	(0.1)	0.4	0.1	0.1
Comprehensive income	$191.4	$265.1	$785.8	$817.7

Earnings per share:
Basic	$2.00	$2.60	$8.01	$7.91
Diluted	$2.00	$2.60	$8.00	$7.90
Shares used to compute earnings per share
Basic	95.6	101.8	98.1	103.4
Diluted	95.7	102.0	98.2	103.5

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$785.7	$817.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	36.9	44.1
Stock-based compensation expense	61.1	59.7
Amortization of discount on investments in debt securities	(21.1)	(27.8)
Other, net	3.6	3.3
Changes in operating assets and liabilities:
Other assets	(12.4)	(1.5)
Other liabilities	(28.9)	(2.2)
Deferred revenues	58.1	27.0
Net deferred income taxes	19.6	(66.4)
Net cash provided by operating activities	902.6	853.8
Cash flows from investing activities:
Proceeds from maturities and sales of marketable securities	1,195.1	1,278.9
Purchases of marketable securities	(880.7)	(1,330.5)
Purchases of property and equipment	(28.1)	(45.8)
Net cash provided by (used in) investing activities	286.3	(97.4)
Cash flows from financing activities:
Repurchases of common stock	(1,225.6)	(901.4)
Proceeds from employee stock purchase plan	12.3	12.3
Payment of excise tax on repurchases of common stock	(8.2)	—
Other financing activities	—	(0.7)
Net cash used in financing activities	(1,221.5)	(889.8)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.8)	(0.1)
Net decrease in cash, cash equivalents and restricted cash	(33.4)	(133.5)
Cash, cash equivalents, and restricted cash at beginning of period	245.5	379.0
Cash, cash equivalents, and restricted cash at end of period	$212.1	$245.5
Supplemental cash flow disclosures:
Cash paid for interest	$72.8	$72.8
Cash paid for income taxes, net of refunds received	$230.5	$239.7